Exhibit 10.1
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”), dated as of February 8, 2013 (the “Effective Date”), is made among NATIONAL PENN BANCSHARES, INC., a Pennsylvania business corporation and registered bank holding company (“NPB”); NATIONAL PENN BANK, a national banking association (“Bank”); and SANDRA L. BODNYK (“Executive”) (NPB and Bank are sometimes referred to herein collectively as “Employer”).
BACKGROUND
WHEREAS, the Executive is currently employed by each of NPB and Bank as its Chief Risk Officer and Senior Executive Vice President pursuant to a prior Amended and Restated Employment Agreement, dated January 28, 2008 (the “Prior Agreement”); and
WHEREAS, NPB and Bank desire to ensure the continued availability of the Executive's services as provided in this Agreement and Executive desires to provide such services to NPB and Bank on the terms and conditions set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual promises contained herein, and each intending to be legally bound, NPB, Bank and Executive agree as follows:
1.Term. This Agreement shall be for a term of three years, beginning on the Effective Date and ending on the day immediately prior to the 3rd anniversary of such Effective Date, subject to the following:

(a)This Agreement may be terminated at any time as provided in Sections 8 through 12.

(b)If this Agreement is not terminated on or before the 2nd anniversary of the Effective Date or any subsequent anniversary of the Effective Date, then, on such date, the term of this Agreement shall be automatically extended by adding one year to the term then remaining. For example, if this Agreement is still in effect on the 2nd anniversary of the Effective Date, then, on such date, its term shall be automatically extended so as to end on the day immediately prior to the 4th anniversary of the Effective Date. Notwithstanding the foregoing, there shall be no further extensions of the term of this Agreement beginning with the first anniversary of the Effective Date that occurs after Executive shall have reached age 63.

2.Position, Duties.

(a)During the time this Agreement is in effect, NPB will employ Executive as Chief Risk Officer, and Bank will employ Executive as a Senior Executive Vice President, or, in either case, in such other higher ranking executive officer positions as may from time-to-time be assigned to Executive by the respective chief executive officers of NPB and Bank. Executive accepts such employment, with such powers and duties commensurate with Executive's then existing titles as an executive officer of NPB and Bank as may from time-to-time be determined by the respective chief executive officers of NPB or Bank. Executive's duties shall include compliance with Employer's Code of Conduct as in effect from time-to-time.

(b)Executive's office will be located at the location of the executive officers of NPB and Bank. Wherever maintained from time-to-time.

(c)Executive will devote substantially all her time and attention to, and will use her best energies and abilities in the performance of, her duties and responsibilities as prescribed in this Section 2, and will not engage in consulting work or any trade or business for her own account or for or on behalf of any other person, firm or corporation which competes, conflicts, or interferes with the performance of her duties hereunder in any way. Notwithstanding the foregoing, Executive may perform community service consistent with Employer policy and engage in activities on behalf of NPB or Bank or for her own account, including personal investment activities (excluding any personal investments in publicly-traded companies (other than NPB) with voting power equal to five percent or more); provided, however, that all such service or activities do not interfere with Executive's performance of her responsibilities under this Agreement.

(d)Executive acknowledges that NPB has currently in effect publicly disseminated, Board of Directors-approved, stock ownership guidelines for directors and executive officers that require a senior executive vice president to own shares of NPB common stock with an aggregate value of at least two times Base Salary (as defined below), with a five-year period for newly-hired officers to achieve compliance with this requirement, which guidelines are subject to change at any time in the discretion of the NPB Board of Directors. Executive agrees to use commercially reasonable best efforts to achieve and maintain compliance with these stock ownership guidelines, as presently in effect and as they may be amended from time to time, provided that any amendments shall apply equally to all executive officers of the same rank.

3.Base Compensation. Except as provided in Section 22, for all services to be provided by Executive pursuant to Section 2, Employer will pay Executive a base salary of at least Four Hundred Five Thousand Dollars ($405,000) per year (“Base Salary”). Employer shall pay such salary to Executive in approximately equal installments during each year on the customary salary payment dates of Employer, and such salary shall be subject to applicable income tax withholding, deductions required by law, and other deductions authorized by Executive. Executive shall not be entitled to any additional compensation for service as a director or committee member of any subsidiary or other company affiliated with NPB or Bank, if so elected. Employer will evaluate Executive's performance annually and Executive shall be eligible for annual merit increases in Base Salary in the discretion of NPB and Bank. Except as provided in Section 21, a Base Salary increase shall, when it takes effect, become the new minimum Base Salary required thereafter by this Section 3.

4.Health Insurance, Benefit Plans, Stock Compensation Plans, etc.

(a)In addition to the compensation payable to Executive pursuant to Section 3 hereof, Executive shall be entitled, during the time this Agreement is in effect, to participate in all health insurance and benefit plans, group insurance, pension or profit-sharing plans, or other plan or plans providing benefits applicable generally to employees of NPB or Bank which are presently in force or which may hereafter be adopted by NPB or Bank.

(b)Executive shall also be eligible during the time this Agreement is in effect for receipt of stock options or restricted stock commensurate with her positions with NPB and Bank, pursuant to NPB's Long-Term Incentive Compensation Plan or any successor or additional stock option plan or stock compensation plan which may hereafter be adopted by NPB for officers and other key employees of NPB and its subsidiaries. Any discretionary terms of grants or awards to Executive (other than with respect to amount) shall be consistent with grants or awards to other senior officers generally.

5.Bonuses. As additional compensation for services rendered hereunder, Executive shall be entitled during the time this Agreement is in effect:

(a)To participate as a “Category AA Participant” in NPB's annual Executive Incentive Plan (the “EIP”), assuming such plan remains in effect, or at an equivalent level in any successor executive bonus plan covering the officers of NPB or Bank which may hereafter be adopted by NPB or Bank;

(b)To receive any discretionary bonus that may be awarded to her under the EIP or such successor executive bonus plan. Executive acknowledges that this Section 5 does not preclude NPB's or Bank's Board of Directors, as the case may be, from amending or terminating the EIP or any other executive bonus plan in accordance with its terms.

6.Other Benefits. Except as provided in Sections 13 and 21, as additional compensation for services rendered hereunder, Executive shall be entitled during the time this Agreement is in effect:

(a)To life insurance coverage and long-term disability insurance coverage at no expense to Executive, in at least such amounts and on such terms and conditions as are such insurance coverages for other Senior Executive Vice Presidents that are in effect on the date of this Agreement;

(b)To the receipt of an automobile allowance, in such amount as shall be determined by Employer from time to time, in Employer's sole discretion, but approximately seven hundred dollars ($700) per month; and

(c)To reasonable vacation and sick leave in accordance with Employer policy, as the same may be revised from time to time.

7.Change in Control.

(a)If a Change in Control (as defined below) shall occur during the time this Agreement is in effect, and if within twenty-four (24) months after the effective date of the Change in Control, there shall be:

(1)Any involuntary termination of Executive's employment (other than for Cause (as defined in Section 11(a));

(2)Any reduction in Executive's title, responsibilities or authority, including such title, responsibilities or authority as such may be increased from time to time;

(3)Any reduction in Executive's Base Salary in effect immediately prior to a Change in Control, or any failure to provide Executive with benefits at least as favorable as those enjoyed by Executive under any of the pension, life insurance, medical, health and accident, disability or other employee plans of NPB or an Affiliate (as defined below) in which Executive participated immediately prior to a Change in Control, or the taking of any action that would materially reduce any of such compensation or benefits in effect at the time of the Change in Control, unless such reduction relates to a reduction applicable to all employees generally;

(4)Any reassignment of Executive beyond a thirty (30) mile commute by automobile from Bethlehem, Pennsylvania; or

(5)Any requirement that Executive travel in performance of her duties on behalf of NPB or an Affiliate for a greater period of time during any year than was required of Executive during the year preceding the year in which the Change in Control occurred (each of the foregoing, a “Triggering Event”);

Then, at the option of Executive, exercisable by Executive within twenty-four (24) months of the occurrence of any Triggering Event, Executive may resign from employment (or, if involuntarily terminated, give notice of intention to collect benefits hereunder) by delivering a notice in writing to NPB, in which case Executive shall be entitled to (1) a lump sum cash severance payment equal to 200% of the sum of Executive's Base Salary in effect immediately prior to the Change in Control and the Executive's Average Annual Bonus (as defined below), which Employer shall pay to Executive within fifteen (15) days of Executive's termination of employment, and to (2) continuation of the benefits set forth in Section 6(a) and 6(b) for two (2) years from and after the date of termination of employment. The term of this Agreement shall end on the date of Executive's termination of employment under this Section.

(b)“Affiliate” means any corporation which is included within a “controlled group of corporations” including NPB, as determined under Code Section 1563.

(c)“Average Annual Bonus” means the average of the annual incentive compensation bonuses earned by Executive pursuant to Section 5 of this Agreement for either the three completed fiscal years immediately preceding the fiscal year in which the termination occurs, or for such lesser number of fiscal years completed after 2010 that immediately precede the fiscal year in which the termination occurs, whichever is applicable.

(d)“Change in Control” means:

(1)An acquisition by any “person” or “group” (as those terms are defined or used in Section 13(d) of the Exchange Act) of “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of securities of NPB representing 30% or more of the combined voting power of NPB's securities then outstanding;

(2)A merger, consolidation or other reorganization of Bank, except where the resulting entity is controlled, directly or indirectly, by NPB;

(3)A merger, consolidation or other reorganization of NPB, except where shareholders of NPB immediately prior to consummation of any such transaction continue to hold at least a majority of the voting power of the outstanding voting securities of the legal entity resulting from or existing after any transaction and a majority of the members of the Board of Directors of the legal entity resulting from or existing after any such transaction are former members of NPB's Board of Directors;

(4)A sale, exchange, transfer or other disposition of substantially all of the assets of the Employer to another entity, except to an entity controlled, directly or indirectly, by NPB;

(5)A sale, exchange, transfer or other disposition of substantially all of the assets of NPB to another entity, or a corporate division involving NPB; or

(6)A contested proxy solicitation of the shareholders of NPB that results in the contesting party obtaining the ability to cast 25% or more of the votes entitled to be cast in an election of directors of NPB.

(e) “Code” means the Internal Revenue Code of 1986, as amended, and as the same may be amended from time to time.

(f)“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(g)Executive shall not be required to mitigate the amount of any payment provided for in Section 7(a) by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in Section 7(a) be reduced by any compensation earned by Executive as the result of employment by another employer or by reason of Executive's receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

8.Termination--Disability. Employer may terminate Executive's employment at any time if Executive shall suffer a Disability for a period of 180 consecutive days. “Disability” means that, because of Executive's injury or sickness, Executive cannot perform each of the material duties of her regular occupation, as determined by Employer in good faith. In such event:

(a)This Agreement shall terminate on the date of Executive's termination of employment; and

(b)Executive shall receive benefits under Employer's long-term disability insurance policy, to the extent provided for in any policy that may then be in effect.

9.Termination--Death. If Executive's employment is terminated because of Executive's death:

(a)This Agreement shall terminate at that time;

(b)Within 30 days of the date of death, Employer shall pay to Executive's estate, in one lump sum, an amount equal to the total amount of Base Salary remaining to be paid to Executive through the date of death.

10.Voluntary Termination. Executive may terminate her employment with Employer at any time. In such event:

(a)This Agreement shall terminate at that time; and

(b)Employer shall not be obligated to pay Executive any further Base Salary or otherwise, except that the following shall remain due and payable by Employer to Executive notwithstanding termination of this Agreement:

(1)Base Salary, if any, accrued and unpaid through the date of voluntary termination; and

(2)The amount payable to Executive pursuant to Section 7(a), if any.

11.Termination--Cause. Nothing contained in this Agreement shall be construed to prevent Employer from terminating the employment of Executive hereunder at any time for Cause.

(a)“Cause” means the occurrence of either of the following:

(1)Executive's conviction of, or plea of guilty or nolo contendere to, a felony or a crime of falsehood or involving moral turpitude; or

(2)The willful failure by Executive to substantially perform her duties to Employer, other than a failure resulting from Executive's incapacity as a result of the Executive's Disability, which willful failure results in demonstrable material injury and damage to Employer, and which willful failure continues uncured after thirty (30) days' notice containing specific written instructions relating to the matter.
Notwithstanding the foregoing, Executive's employment shall not be deemed to have been terminated for Cause if such termination took place as a result of:
(3)Questionable judgment on the part of Executive;

(4)Any act or omission believed by Executive in good faith, to have been in or not opposed to the best interests of Employer; or

(5)Any act or omission in respect of which a determination could properly be made that Executive met the applicable standard of conduct prescribed for indemnification or reimbursement or payment of expenses under the Bylaws of NPB or Bank or the laws of the Commonwealth of Pennsylvania, or the directors' and officers' liability insurance of NPB or Bank, in each case as in effect at the time of such act or omission.

(b)If Employer proposes to terminate Executive's employment for Cause, Employer shall give Executive written notice specifying the exact circumstances relating to Cause and an opportunity for Executive to appear before a meeting of the Board of Directors of NPB, with her counsel, if she so desires.

(c)If Employer terminates Executive's employment for Cause:

(1)Employer shall give Executive a written notice of termination effective on the date specified by Employer in said notice, which notice shall contain a full statement of the facts and reasons for such termination;

(2)This Agreement shall terminate at such time; and

(3)Employer shall not be obligated to pay Executive any further Base Salary or otherwise, except for Base Salary, if any, accrued and unpaid through the date of termination.

12.Termination--Without Cause. Employer may terminate Executive's employment at any time without Cause (defined in Section 11(a)). In such event:

(a)This Agreement shall remain in effect for two (2) years from and after the date of termination of employment and shall terminate at the end of such period;

(b)Employer shall continue to pay Executive the Base Salary for two (2) years from and after the date of termination of employment;

(c)Employer shall continue to provide Executive with the benefits set forth in Section 6(a) and 6(b) for two (2) years from and after the date of termination of employment;

(d)If a Change in Control (defined in Section 7(d)) shall occur prior to the end of the term of this Agreement, as then revised pursuant to Section 12(a), Employer shall pay to Executive the payment to which Executive is entitled pursuant to Section 7(a); and

(e)Executive shall not receive any other employee benefits, including any other benefits described in Section 6 of this Agreement that are not addressed in Section 12(c), or be entitled to participate in any other plan or plans providing benefits generally to employees of Employer which are presently in effect or which may hereafter be adopted by Employer, for the remainder of the term of this Agreement, as then revised.

13.Non-Competition. Executive acknowledges that NPB is a registered bank holding company engaged principally in the commercial and retail banking business and the trust and asset management business (collectively, the “Business”) through its ownership, support, operation and management of its direct subsidiaries which, as of the date hereof, includes Bank, and their direct and indirect subsidiaries. During the term of this Agreement (including as may be revised by Section 12(a) above) plus, in the case of Executive's voluntary termination of her employment pursuant to Section 10 hereof, the remaining term of this Agreement that was in effect immediately prior to such termination, Executive shall not, directly or indirectly, acting alone or in conjunction with others:

(a)Engage as a director, officer, employee, partner, shareholder, consultant, agent or in any other capacity, in the Business in competition with NPB, Bank or any other future NPB direct or indirect subsidiary, in any location within the Commonwealth of Pennsylvania or the State of Delaware that is:

(1)During such time as the executive offices of NPB and Bank are located in Boyertown, Berks County, Pennsylvania----Within fifty (50) miles of Boyertown, Berks County, Pennsylvania;

(2)If the executive offices of NPB and Bank are moved from Boyertown, Berks County, Pennsylvania to a new location, and if Executive is employed by Employer on the date of such move, then during such time as the executive offices of NPB and Bank are located at such new location (but not beyond the time period provided in the first paragraph of this Section)----Within fifty (50) miles of the new location of the executive offices of NPB and Bank, wherever that may be;

(3)If the executive offices of NPB and Bank are moved from a successor-to-Boyertown location to a new location, and if Executive is employed by Employer on the date of such move, then during such time as the executive offices of NPB and Bank are located at such new location (but not beyond the time period provided in the first paragraph of this Section 13)----Within fifty (50) miles of the new location of the executive offices of NPB and Bank, wherever that may be; it being understood that Section 13(a)(3) shall apply to any further relocation or relocations that may occur within the time period provided in the first paragraph of this Section 13; and it being further understood that the geographic limitation relating to the Commonwealth of Pennsylvania and the State of Delaware set forth in this Section 13(a) shall not apply if the executive offices of NPB and Bank are ever relocated outside of the Commonwealth of Pennsylvania;

(b)Request any customers of NPB, Bank, or any other future NPB direct or indirect subsidiary, to curtail or cancel their business with NPB, Bank, or any other future NPB direct or indirect subsidiary, excluding herself and any customer who is a relative of Executive; or

(c)Induce, or attempt to influence, any employee of NPB, Bank or any other current or future NPB direct or indirect subsidiary to terminate employment with NPB, Bank, or any other current or future NPB direct or indirect subsidiary, or to enter into any employment or other business relationship with any other person (including Executive), firm or corporation.

Executive recognizes that immediate and irreparable damage will result to Employer if Executive breaches any of the terms and conditions of this Section 13 and, accordingly, Executive hereby consents to the entry by any court of competent jurisdiction of an injunction against her to restrain any such breach, in addition to any other remedies or claims for money damages which Employer may seek. Executive represents and warrants to Employer that her experience and capabilities are such that she can obtain employment in business without breaching the terms and conditions of this Section 13, and the enforcement hereof by injunction or otherwise will not prevent her from earning a livelihood.
14.Non-Disclosure. During the time this Agreement is in effect and thereafter for a period of three (3) years, Executive shall not, directly or indirectly, acting alone or in conjunction with others, disclose to any person, firm or corporation any of the following information: any trade secret, any details of organization or business affairs, any names of past or present customers, consumers or employees, or any other proprietary data or confidential information, of NPB, Bank or of any of NPB's other direct or indirect, present or future, subsidiaries or affiliates; provided, however, that disclosure of such information within the scope of Executive's employment, disclosure of such information as is required by law, and disclosure of such information already in the public domain through no fault of Executive, shall not be prohibited by this Section. Employer may enforce the provisions of this Section by suit for damages, injunction, or both. Executive agrees that Employer would be irreparably injured by the breach of any provision of this Section, and money damages alone would not be an appropriate measure of the harm to Employer from such continuing breach. Therefore, equitable relief, including specific performance of the provisions of this Section by injunction, would be an appropriate remedy for the breach of these provisions.

15.Release of Non-Competition Covenant. Notwithstanding Section 13 of this Agreement, if Employer terminates Executive's employment without Cause pursuant to Section 12 of this Agreement, Executive may, at her option, at any time prior to termination of this Agreement pursuant to Section 12(a), elect to accept a position with another firm otherwise prohibited by Section 13(a) of this Agreement, in which case:
(a)Executive shall concurrently give Employer written notice of such election;

(b)This Agreement shall terminate immediately, including without limitation Section 13 hereof;

(c)Employer shall immediately cease making any payments pursuant to Section 12(b) of this Agreement; and

(d)All other provisions of Section 12 shall remain unaffected.

16.No Disparagement. During the time this Agreement is in effect and thereafter indefinitely, Executive shall not, directly or indirectly, acting alone or in conjunction with others, disparage or criticize NPB, Bank or any other direct or indirect, present or future NPB banking subsidiary, or any of their respective present or future directors, officers, employees, agents or attorneys (collectively, the “NPB Parties”), and the NPB Parties shall not, directly or indirectly, acting alone or in conjunction with others, disparage or criticize Executive.

17.Binding Effect, Assignment.

(a)This Agreement shall be binding upon and inure to the benefit of NPB and Bank, and it shall be assignable to: (A) any direct or indirect wholly-owned subsidiary of NPB, provided that NPB and Bank shall remain jointly and severally liable with such affiliated assignee for all obligations of NPB and Bank herein; and (B) any corporation, bank or other entity which may acquire NPB's or Bank's business or all or substantially all of the assets of NPB or Bank, or with or into which NPB or Bank may be merged or consolidated, as provided in Section 17(b).

(b)Each of NPB and Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of NPB or Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that NPB or Bank would be required to perform it if no such succession had taken place. Failure to obtain such assumption and agreement prior to the effectiveness of any such succession shall constitute a breach of this Agreement, in which case a Change in Control (as defined in Section 7(d)) shall be deemed to have occurred and Executive shall have the immediate right to take the actions and receive the payments provided in Section 7 hereof. As used in this Agreement, “NPB” and “Bank” shall mean NPB and Bank as previously defined and any successor to the business and/or assets of NPB or Bank as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

(c)This Agreement shall be binding upon and inure to the benefit of Executive, her personal and legal representatives, heirs, distributees, devisees and assigns. Notwithstanding the foregoing, the obligations and duties of Executive hereunder shall be personal and not assignable or delegable by her in any manner whatsoever.

18.Exclusive Benefit. Neither Executive, her spouse nor any other person shall have the right to commute, sell, assign, transfer or otherwise convey the right to receive any payments hereunder, which payment and the right thereto are expressly declared to be non-assignable and non-transferable. If there is any attempted assignment or transfer, neither NPB nor Bank shall have any further liability hereunder. The interest of any beneficiary in any benefits hereunder shall not be subject to attachment, execution or sequestration for any debts, contracts, obligations or liabilities of any beneficiary and shall not be subject to pledge, assignment, conveyance or attachment.

19.Excess Parachute Payments. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the NPB or the Bank to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (each, a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to the excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then if the total of such Payments to the Executive, exceeds 2.99 times the Executive's “base amount” as defined in Section 280G of the Code, then the Executive may elect to have the cash severance payments payable under this Agreement reduced to the maximum amount that would be payable without subjecting the Executive to the excise tax imposed by Section 4999 of the Code.

20.Unsecured General Creditor. If NPB or Bank shall acquire an insurance policy or any other asset in connection with its liabilities hereunder, neither Executive, her spouse nor any other person shall have any right with respect to, or claimed against, such policy or other asset. Executive shall remain at all times an unsecured general creditor with respect to any amount payable hereunder.

21.Legal Fees and Expenses. Employer shall pay all reasonable legal fees and related expenses (including the costs of experts, evidence and counsel and expenses included in connection with an arbitration or in other litigation or appeal) incurred by the Executive as a result of her seeking to obtain or enforce any right or benefit provided by any provision of this Agreement, but only if Executive's efforts in seeking to obtain or enforce any such right or benefit are successful.

22.Exception for Across-the-Board Actions. If, during the term of this Agreement, the Boards of Directors of NPB and Bank shall determine, acting in good faith and with a reasonable basis, that it is in the best interests of NPB, Bank and NPB's shareholders to implement one or more broad, across-the-board cost-cutting measures for all members of senior management, then, notwithstanding Sections 3, 4, 5 and 6, Executive's base compensation and other benefits may be reduced in accordance with such cost-cutting measures in a manner consistent with any such reductions in base compensation and/or other benefits for other senior officers generally.

23.Notices. All notices or other communications hereunder shall be in writing and shall be deemed given upon delivery if delivered personally or two business days after mailing if mailed by prepaid, registered or certified mail, return receipt requested, addressed as follows:
If to Employer, to:
Scott V. Fainor
President and Chief Executive Officer
National Penn Bank
Reading and Philadelphia Avenues
Boyertown, PA 19512
If to Executive, to:
Sandra L. Bodnyk
At the address last appearing
on the personnel records of
the Executive
or to such other address as may have been previously furnished by the party to the other by notice given in the manner provided herein.
24.Entire Agreement. This Agreement is intended by the parties to constitute and does constitute the entire agreement between NPB, Bank and Executive with respect to the employment of Executive by NPB and Bank. This Agreement supersedes any and all prior agreements, understandings, negotiations and discussions of the parties, whether oral or written, including without limitation Prior Agreement and its enclosure.

25.Amendment. This Agreement may be amended, modified, waived, discharged or terminated only by an instrument in writing signed by Executive, an authorized officer of NPB or an authorized officer of Bank, as the case may be, against whom or which enforcement of the amendment, modification, waiver, discharge or termination is sought.

26.Governing Law. This Agreement shall be governed by and construed in accordance with the domestic internal law of the Commonwealth of Pennsylvania.

27.Interpretation of Provisions. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Without limiting the generality of the foregoing, if a court of competent jurisdiction shall determine that the time or geography provisions of Section 13 are not reasonable, then such provision(s) shall be reformed to reflect such period of time or geographical areas as the court shall determine to be reasonable and enforceable.

28.Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

29.Joint and Several Obligations. All obligations of NPB and Bank herein shall be joint and several obligations.

30.Survival. Notwithstanding any termination of this Agreement, the provisions of Sections 7, 8, 9, 10, 11, 12, 13, 14, 16, 17, 18, 19, 20, 21 and 23 through 30 shall, except as otherwise expressly provided herein, survive such termination and remain in full force and effect.

31.Approval by Compensation Committee. This Agreement is subject to review and prior approval by the Compensation Committee of the NPB Board of Directors, and shall not take effect and be binding upon NPB or Bank unless and until after such approval shall have been granted.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

NATIONAL PENN BANCSHARES, INC.		NATIONAL PENN BANK

By:	/s/ Scott V. Fainor	By:	/s/ Scott V. Fainor
Name:	Scott V. Fainor	Name:	Scott V. Fainor
Title:	President & Chief Executive Officer	Title:	President & Chief Executive Officer

EXECUTIVE

Witness:	/s/ H. Anderson Ellsworth	/s/ Sandra L. Bodnyk
Sandra L. Bodnyk

[SIGNATURE PAGE TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT]